PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-299579

Up to 250,000 Shares of Common Stock

Issuable Upon Conversion of Convertible Notes

Up to 250,000 Shares of Common Stock

Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 500,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Picard Medical, Inc, a Delaware corporation (the “Company”), consisting of (i) 250,000 shares of Common Stock issuable upon conversion of certain unsecured convertible notes issued by the Company to certain accredited investors (each, a “Holder” and collectively, the “Holders”) on September 30, 2026 (collectively, the “Convertible Notes”); and (ii) up to 250,000 shares of Common Stock issuable upon exercise of certain pre-funded warrants to purchase certain shares of Common Stock, at the exercise price of $0.0001 per share, issuable upon conversion of the Convertible Notes (the “Warrants”). Additional details regarding the securities to which this prospectus relates and the Selling Stockholders are set forth in the section entitled “Information Related to Securities Being Offered.”

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Common Stock. The Selling Stockholders may offer, sell or distribute all or a portion of their shares of Common Stock in a number of different ways and at varying prices, including publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to this prospectus. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Common Stock in the public market, including the resale of the shares of Common Stock held by the Selling Stockholders pursuant to this prospectus, any other prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of the Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Stockholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our shares of Common Stock are listed on the NYSE American LLC (the “NYSE American”) under the symbol “PMI.” On November 9, 2026, the closing price of our Common Stock was $8.30 per share.

The shares of Common Stock being offered pursuant to this prospectus are shares of Picard Medical, Inc., a holding company incorporated in the State of Delaware. We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risks. See the section entitled “Risk Factors” of this prospectus and any risk factors described in any amendments or supplements to this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2026.

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ABOUT THIS PROSPECTUS

Pursuant to this prospectus, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the conversion of the Convertible Notes and the shares of Common Stock issuable upon the exercise of the Warrants.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred to you. Neither we nor the Selling Stockholders take responsibility for and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references to “we,” “us,” “our,” the “Company,” “Registrant,” “PMI,” “Picard,” and similar references refer to the combined operations of Picard Medical, Inc., and its consolidated subsidiaries and affiliates, including SynCardia Systems, LLC (“SynCardia”). Please refer to Exhibit 21.1 incorporated herein by reference for a complete list of our subsidiaries.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data, which is derived in part from management’s estimates and beliefs, are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

TRADEMARKS AND TRADE NAMES

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

●	the risk that this prospectus disrupts our current plans and operations as a result of the announcement and consummation of the transactions described herein;

●	our ability to recognize the anticipated benefits of the transactions described herein, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;

●	costs related to this prospectus and the transactions described herein;

●	our ability to acquire additional working capital on reasonable terms, as needed and on a timely basis;

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	the effects of market conditions on our stock price and operating results;

●	our ability to maintain our competitive technological advantages against competitors in our industry;

●	our ability to maintain, protect, and enhance our intellectual property;

●	the effects of increased competition in our market and our ability to compete effectively;

●	costs associated with defending intellectual property infringement and other claims;

●	our expectations concerning our relationships with suppliers, partners and other third parties;

●	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and environmental regulation; and

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other risks and uncertainties discussed in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC and our most recent Quarterly Report on Form 10-Q filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by our subsequent periodic reports we file with the SEC, including our Quarterly Reports on Form 10-Q, and in any prospectus supplement.

Moreover, we operate in an evolving environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Our Business

Picard Medical, Inc. was incorporated in the state of Delaware on April 8, 2021. Unless the context requires otherwise, in this prospectus, the terms “we,” “us,” “our,” the “Company,” “Picard,” the “Registrant,” and similar references refer to the combined operations of the Company and its consolidated subsidiaries and affiliates, including SynCardia Systems, LLC (“SynCardia”).

The Company functions as a holding company and owns 100% of the membership interests of SynCardia. Business operations are carried out by and through SynCardia, and accordingly most of the information in this prospectus pertains to SynCardia’s business. SynCardia is a medical technology company that manufactures and sells the only U.S. Food and Drug Administration (“FDA”) and Health Canada approved Total Artificial Heart (“TAH”), which fully replaces the function of a failing human heart. To date, more than 2,100 SynCardia TAHs have been implanted in patients across 27 countries, and the SynCardia TAH is an established bridge to heart transplantation (“BTT”) for patients with biventricular heart failure, also referred to as end-stage heart failure, in the United States and around the globe. SynCardia is also pursuing additional research and advancements in medical technology, including the next-generation, fully implantable and driver-less heart, the Emperor TAH. Both the SynCardia and Emperor TAH are subject to additional development and regulatory review.

The currently approved SynCardia TAH System consists of an implant including left and right artificial ventricles, external pneumatic drivers that power the implant, and drivelines that connect the external driver to the implant. The implantation procedure follows routine surgical techniques used by cardiothoracic surgeons performing heart transplantation. The system provides immediate and complete cardiac output by replacing both ventricles and all four heart valves. The SynCardia TAH is powered by pneumatic drivers available for in-hospital use, the Companion 2 Driver (“C2 Driver”), and for in-home use, the Freedom Driver. These systems generate true pulsatile flow using a redundant pneumatic pump assembly, restoring full hemodynamics and giving patients time to stabilize, recover, and ultimately receive a heart transplant. Patients supported by the SynCardia TAH may be discharged from the hospital using the portable Freedom Driver.

Implantation of the SynCardia TAH is covered by the U.S. Centers for Medicare and Medicaid Services (“CMS”) under National Coverage Determination 20.9.1 and is generally reimbursed under Diagnosis Related Group (“DRG”) 001, the highest reimbursement category for cardiac procedures. Hospital reimbursement varies based on case complexity and institutional adjustments. Because reimbursement is determined primarily by the procedure rather than the specific device used, hospitals evaluate mechanical circulatory support technologies based on clinical suitability and overall cost effectiveness within the applicable reimbursement framework.

For a list and more illustrative introduction of the devices manufactured and sold by the Company, please see “Part I - Item 1. Business” set forth under the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated herein by reference, for more details.

Corporate History

The commercial development of the SynCardia TAH was started by Symbion in 1985. In 1991, Symbion moved from Salt Lake City, Utah to Tucson, Arizona and the company became CardioWest, and later, SynCardia. SynCardia was incorporated in Delaware in August 2001 as SynCardia Systems, Inc., and has maintained its headquarters in Tucson, Arizona since then. In July 2011, SynCardia Systems, Inc. organized a wholly owned German subsidiary, SynCardia Systems Europe GmbH, (“GmbH”) to facilitate the sale and distribution of products throughout Europe. In May 2025, the Company initiated an orderly wind down of GmbH. The wind down process is expected to take up to two years due to administrative and regulatory requirements in Germany. In July 2016, the assets of SynCardia Systems, Inc. were acquired by a newly formed limited liability company called SynCardia Systems, LLC. In September 2021, Hunniwell Picard I (“Hunniwell”), through its majority held investment vehicle, the Company purchased 85% of the ownership interest in SynCardia Systems, LLC. In July 2023, the Company entered into an agreement, contingent upon the Company becoming publicly traded on a national securities exchange, to acquire a majority ownership interest in SMB, a company established in China in 2022 to support regulatory registration and distribution of the SynCardia TAH in China. As of the date of this prospectus, the Company has not completed the acquisition of the majority ownership interest in SMB and is working to extend the agreements. On January 2, 2024, SynCardia Systems Australia Pty Ltd. (“SynCardia Australia”) was formed as a wholly owned Australian subsidiary to facilitate research and development in Australia. On September 2, 2025, the Company completed an initial public offering (“IPO”) of 97,750 shares of Common Stock (the “IPO Shares”, after giving effect to 50-to-1 reverse stock split effective as of August 3, 2026). The total IPO shares include an additional 12,750 shares issued pursuant to the underwriters’ overallotment options. The shares of Common Stock are listed on the NYSE American.

Competitive Landscape

Total Artificial Hearts

The SynCardia TAH is currently the only total artificial heart approved for commercial use in the United States and Canada. CARMAT SA (“Carmat”) has developed the Aeson total artificial heart, which has received a Conformité Européenne (European Conformity) (“CE") mark approval in Europe. Carmat has publicly disclosed financial distress and entered insolvency and restructuring proceedings in 2025. Although the Aeson device has received regulatory approvals in certain jurisdictions and has been implanted clinically, Carmat’s ability to continue manufacturing and commercial operations remains uncertain. BiVACOR Inc ("BiVACOR") initiated early-stage human clinical testing of its total artificial heart in July 2024. BiVACOR has not received regulatory approval for commercial use in any market. To date, there have been no head-to-head clinical trials comparing total artificial heart technologies.

Alternative MCS Approaches

Clinicians have explored the use of two LVADs to provide biventricular support. In certain cases, two Abbott HeartMate 3 LVADs have been combined and informally referred to as a total artificial heart configuration. This configuration is not approved by the FDA. Other mechanical circulatory support approaches include LVADs, extracorporeal membrane oxygenation ECMO, and axial flow assist devices used to support patients with advanced heart failure. These technologies typically support only one ventricle at a time and are often limited to hospital use. In contrast, the SynCardia TAH replaces both ventricles and is designed to provide pulsatile flow and allow hospital discharge using the portable Freedom Driver.

PMI has accumulated significant clinical experience with the SynCardia TAH, with more than 2,100 implants performed worldwide. The core of the system is the artificial heart ventricles, whose blood contacting surfaces have been used across these implants. The Company intends to build upon this ventricular platform through the development of a next generation fully implantable artificial heart system designed to eliminate the need for external pneumatic drivers.

Recent Financing Activity

On September 30, 2026 (the “Issuance Date”), the Company issued three separate unsecured convertible notes (collectively, the “Notes”) to three accredited investors (each, a “Holder” and collectively, the “Holders”) in the aggregate principal amount of $1.0 million. Each Note bears interest at a rate of 3.0% per annum, calculated on the basis of a 365-day year, from the Issuance Date until paid or converted in accordance with its terms. The Notes mature on September 30, 2027 (the “Maturity Date”). The outstanding balance under each Note consists of its unpaid principal and accrued and unpaid interest (the “Outstanding Balance”).

Upon the occurrence and during the continuance of an Event of Default (as defined in the Notes), the applicable Holder may declare the entire Outstanding Balance under its Note immediately due and payable. Events of Default include, among other matters specified in the Notes, a failure to make payments when due, a breach of specified covenants and certain bankruptcy or insolvency events.

At any time before the earlier of payment in full of the Outstanding Balance and the Maturity Date, each Holder may elect, in its sole discretion, to convert all of the Outstanding Balance under its Note into fully paid and non-assessable shares of the Company’s Common Stock, by delivering a conversion notice to the Company (a “Holder Conversion”). The number of shares of Common Stock issuable in a Holder Conversion will equal the Outstanding Balance as of the applicable conversion date divided by the “Holder Conversion Price.” The Holder Conversion Price will equal the higher of (i) $4.00 per share and (ii) the closing price of the Common Stock on the trading day immediately preceding delivery of the conversion notice.

Because the Holder Conversion Price may not be less than $4.00 per share, the $1.0 million aggregate principal amount of the Notes is convertible into a maximum of 250,000 shares of Common Stock, excluding shares issuable in respect of accrued and unpaid interest. The number of shares issuable in respect of accrued and unpaid interest will depend on the amount of interest accrued and the applicable Holder Conversion Price at the time of conversion. A decline in the market price of the Common Stock may increase the number of shares issuable upon conversion, but only until the $4.00 floor price applies. Any conversion of the Notes may dilute the interests of existing stockholders.

Each Note prohibits a Holder from converting its Note to the extent that, after giving effect to the conversion, the Holder and its affiliates would beneficially own more than 4.99% of the Company’s outstanding Common Stock.

For each share of Common Stock issued upon conversion of a Note, the Company will also issue to the applicable Holder a pre-funded warrant (each, a “Warrant”, collectively, the “Warrants”) to purchase one share of Common Stock at an exercise price of $0.0001 per share. Each Warrant has a term of two years and is exercisable sixty (60) days after the warrant issuance date until such Warrant is exercisable in full or the expiration date. Accordingly, conversion of the $1.0 million aggregate principal amount at the $4.00 floor price would result in the issuance of up to 250,000 shares of Common Stock and pre-funded warrants to purchase up to an additional 250,000 shares of Common Stock, in each case excluding securities issuable in respect of accrued and unpaid interest. The pre-funded warrants will be issued in the form agreed by the Company and the applicable Holder and will be subject to the terms set forth in that form.

If, before the Maturity Date, the Company consummates an equity financing resulting in aggregate gross cash proceeds of at least $10.0 million, the Company may elect to convert the Outstanding Balance of the Notes into shares of Common Stock. The number of shares issuable in such a conversion will equal the applicable Outstanding Balance divided by the higher of (i) $4.00 per share and (ii) the price per share at which Common Stock is sold in that equity financing, in each case subject to the terms and limitations of the Notes.

The Notes are subject to applicable requirements of the NYSE American Company Guide. The Company will not issue shares of Common Stock upon conversion of the Notes or exercise of the pre-funded warrants to the extent that such issuance would cause the Company’s aggregated issuance under the Note and Warrants to be more than 19.99% of the total outstanding shares of Common Stock as of the Issuance Date, until the Company obtains the required stockholder approval.

Recent Developments

Loss of Controlled Company Status

The Company is originally a “controlled company”. Following the May 2026 Offering, Hunniwell Picard I LLC no longer controls a majority of the voting power of the outstanding common stock of PMI, causing the Company to cease being a “controlled company” within the meaning of applicable rules of NYSE American. The Company is now subject to compliance with the independence requirements regarding board composition, compensation committee membership, and nominating committee membership. While PMI currently complies with all other Section 303A corporate governance requirements, the Company will transition to a majority independent board by May 6, 2027, and expects to achieve full compliance within that deadline.

NYSE Notice

On May 8, 2026, the Company received a notice of noncompliance from NYSE Regulation (“NYSE Notice”) stating that it was not in compliance with Section 1003(a)(ii) in the NYSE American Company Guide (the “Company Guide”) since the PMI reported stockholders’ equity of $3.8 million as of December 31, 2025, and had net losses in three of its four most recent fiscal years then ended (the “Stockholders' Equity Rule”). In order to maintain our listing on the NYSE American, the NYSE American requested that PMI submit a plan of compliance (the “Compliance Plan”) by June 7, 2026, advising of actions it has taken or will take to regain compliance with Section 1003(a)(ii) of the Company Guide by November 8, 2027. Subsequently, PMI timely filed the Plan with NYSE American. On July 22, 2026, we received a letter from the NYSE American stating that PMI’s Compliance Plan had been accepted.

The NYSE American’s acceptance allows us to continue to be listed on the NYSE American, subject to PMI achieving the milestones set forth in the Compliance Plan and being subject to quarterly review by the NYSE American. We are subject to a maximum period of 18 months from the original notice of noncompliance to regain compliance, which date is November 8, 2027.

Reverse Stock Split

On July 21, 2026, PMI filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, to effect a reverse stock split of the Company’s issued and outstanding common stock, par value $0.0001 per share, at a ratio of 1-for-50 (the “Reverse Stock Split”). The Reverse Stock Split became effective at 5:00 p.m. ET on July 31, 2026, with the Common Stock trading on a split-adjusted basis starting August 3, 2026, under the same ticker. Pursuant to the Reverse Stock Split, every 50 shares of the Company’s issued and outstanding common stock was automatically combined into one issued and outstanding share of common stock, with such resulting number of shares rounded up to the nearest whole share. No fractional shares were issued, and the par value of the common stock remained unchanged. All historical share numbers, per-share amounts, and common stock details have been retroactively adjusted to reflect the reverse split ratio for all periods presented.

Intellectual Property

PMI's success depends in part on its ability to develop and maintain intellectual property rights relating to key aspects of the technology employed in the SynCardia TAH, maintain the Company's licenses to use intellectual property owned by third parties, preserve the confidentiality of PMI trade secrets, and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. PMI relies upon certain patents, registered and common law trademarks, trade secrets, know-how, invention and patent assignment agreements, and continuing technological innovation to develop and maintain its competitive position. PMI is currently the holders of six awarded U.S. and international patents and the applicant for more than twelve pending U.S. and international patents. PMI intends to aggressively protect, defend, and extend the intellectual property rights protecting its technology. For a list of intellectual properties owned by the Company, please see “Part I - Item 1. Business” set forth under the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated herein by reference, for more details.

Employees

As of the date of this prospectus, the Company, through SynCardia, had 43 employees.

The Company considers its relationship with its employees to be good, and its human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating existing and new employees, advisors, and consultants.

Facilities

The Company’s manufacturing facilities are within its 34,443 square foot corporate office, located in Tucson, Arizona. The Company makes implants and drivers at the facility in Tucson, Arizona with components sourced from suppliers. The Company’s lease for the Tucson facility expires in 2027. The facility includes a total of 7,882 square feet for manufacturing, 14,289 square feet of office space, and approximately 12,272 square feet of warehouse space.

Legal Proceedings

The Company is subject from time to time to various claims, lawsuits, and other legal and administrative proceedings (including those described below). Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties and could result in damages, fines and penalties, non-monetary sanctions, or other relief. The Company intends to recognize provisions for claims or pending litigation when it determines that an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

On February 2, 2026, a putative securities class action captioned Louie v. Picard Medical, Inc., et al., Case No. 5:26-CV-01024, was filed in the United States District Court for the Northern District of California, San Jose Division. The complaint names the Company as a defendant, along with certain of its current and former officers and directors and other third parties, and purports to assert claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The putative class period alleged is from September 2, 2025, through October 31, 2025. The complaint generally alleges, among other things, that defendants made materially false or misleading statements or omissions in connection with the Company’s initial public offering and subsequent public disclosures, and that the Company’s securities were affected by social-media-based promotion activity. The complaint seeks unspecified compensatory damages, attorneys’ fees and costs, and other relief.

On May 15, 2026, the Court appointed Roger Wiegley and Sobhy Abdelhady as Lead Plaintiffs (“Lead Plaintiffs”) and The Rosen Law Firm, P.A. as lead counsel. On July 28, 2026, Lead Plaintiffs and Named Plaintiff Nicholas Boldery filed an amended class action complaint (the “Amended Complaint”). The Amended Complaint drops the claims under Sections 10(b) and 20 (a) of the Exchange Act. It instead asserts claims under Sections 11 and 15 of the Securities Act of 1933, alleging material omissions in the registration statement for the Company’s initial public offering concerning risks related to market structure or stock price manipulation.

On September 28, 2026, the Company and the individual officer and director defendants it represents moved to dismiss the Amended Complaint in its entirety, under Federal Rule of Civil Procedure 12(b)(6). The motion argues, among other things, that (i) the Amended Complaint fails to plead any actionable misstatement or omission in the registration statement, including any violation of Items 105 or 303 of Regulation S-K; (ii) any alleged omission was immaterial as a matter of law; (iii) the negative causation defense under Section 11(e) of the Securities Act bars the claims; and (iv) the Section 15 control person claims fail because no primary violation is alleged. The motion is set for hearing on February 9, 2027.

On August 24, 2026, a purported Company stockholder filed a verified derivative complaint, nominally on behalf of the Company, in the United States District Court for the Northern District of California, captioned Parmar v. Fang, et al., Case No. 5:26-CV-00832, against certain current and former directors and officers. The complaint asserts federal securities and fiduciary-duty-related claims arising from allegations similar to those in the securities class action and seeks damages and other relief on behalf of the Company. The Company expects to seek a stay pending resolution of the motion to dismiss in the securities class action and cannot currently predict the outcome or reasonably estimate any potential loss.

The Company believes the claims against the Company and its officers and directors are without merit and intends to defend this matter vigorously. Given the early stage of the proceedings, the outcome is inherently uncertain, the Company cannot reasonably estimate a possible loss or range of loss. The Company will continue to evaluate developments in this litigation for each reporting period and record an accrual for loss contingencies when, to the extent, required by applicable accounting standards.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Certain Information by Reference” of this prospectus.

Corporate Information

Our principal executive office and mailing address is 1992 East Silverlake, Tucson, Arizona 85713. Our main telephone number is (520) 545-1234. Our website is www.picardmedical.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

THE OFFERING

Issuer	Picard Medical, Inc.

Shares of Common Stock offered by the Selling Stockholders	Up to 500,000 shares of Common Stock

Shares of Common Stock outstanding prior to the conversion of the Convertible Notes and Exercise of the Warrants	2,458,574 shares of Common Stock (as of October 13, 2026).

Shares of Common Stock outstanding assuming the conversion of all the Convertible Notes and exercise of all the Warrants	2,958,574 shares of Common Stock (as of October 13, 2026).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock included in this prospectus by the Selling Stockholders.

Market for Common Stock	Our shares of Common Stock are currently traded on the NYSE American under the symbol “PMI.”

Risk Factors	See “Risk Factors” and the documents incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in the Company’s Common Stock involves a high degree of risk. Before you make a decision to buy shares of Common Stock, you should carefully consider the risks described under the heading “Risk Factors” in any applicable prospectus supplement and any related free writing prospectus, and under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in subsequent quarterly reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information.” These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to this Offering

The issuance of our Common Stock upon conversion of the Convertible Notes and upon the exercise of the Warrants may cause substantial dilution to our existing stockholders.

We are registering for resale by the Selling Stockholders up to 500,000 shares of Common Stock issuable upon conversion of the Convertible Notes and exercise of the Warrants. The issuance of such shares may result in dilution in the ownership interests of our existing stockholders. The extent of any such dilution will depend on the number of shares of Common Stock ultimately issued upon conversion of the Convertible Notes. Any such dilution could adversely affect the relative voting power of our existing stockholders and the market price of our Common Stock.

The Warrants are speculative in nature.

The Warrants do not confer any rights of Common Stock ownership, but rather merely represent the right to acquire Common Stock at nominal value of $0.0001 per share, which equals to the par value of the Common Stock. The Warrants will not be listed or quoted for trading on any market or exchange. Until holders of the Warrants acquire Common Stock upon exercise of such Warrants, the Selling Stockholders will have no rights with respect to the Common Stock underlying such Warrants.

Exercises of the Warrants will bring additional dilution to existing stockholders.

Future exercises of the Warrants will result in immediate and potentially substantial dilution to our existing stockholders. Each Warrant has a nominal exercise price of $0.0001 per share and may be exercised at any time 60 days after the issuance date and, before the Warrants expires on the second (2nd) year anniversary of the issuance date. If some or all of these securities are exercised, the resulting issuances of Common Stock could further dilute the ownership interests of our existing stockholders and could depress the market price of our Common Stock.

Resales of our Common Stock in the public market by our stockholders may cause the market price of our shares of Common Stock to fall.

Sales of a substantial number of shares of Common Stock could occur at any time, including sales by the selling stockholders under this prospectus. The issuance of new shares of Common Stock as a result of the Note Conversion and the Warrants exercise could make our current Common Stock holders concerned about the potential ownership dilution of their holdings and therefore sell their shares. In turn, these resales could have the effect of depressing the market price for our shares of Common Stock.

The sale of the shares of Common Stock issuable upon conversion of the Convertible Notes and the exercise of the Warrants by the Selling Stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline.

The Selling Stockholders may resell, under this prospectus, up to 500,000 shares of Common Stock issuable upon conversion of the Convertible Notes and exercise of the Warrants. The Selling Stockholders may resell all, some, or none of such shares at any time or from time to time in their discretion. Sales of a substantial number of shares of our Common Stock by the Selling Stockholders, or the perception that such sales may occur, could cause the market price of our Common Stock to decline or increase the volatility of our Common Stock. In addition, such sales could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. The Company will not receive any of the proceeds from these sales, other than the nominal consideration of $0.0001 per share receivable upon exercise of the Warrants, which equals to the par value of the Common Stock.

The Selling Stockholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Stockholders in disposing of their Common Stock. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, the NYSE American listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Stockholders under this prospectus, as the price will be determined by the prevailing public market price for shares of the Common Stock, by negotiations between the Selling Stockholders and the buyers of the Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of 500,000 shares of Common Stock, which consist of (i) up to 250,000 shares of Common Stock issuable upon conversion of certain Convertible Notes issued by the Company to certain Holders on September 30, 2026 (collectively, the “Convertible Notes”); and (ii) up to 250,000 shares of Common Stock issuable upon exercise of the Warrants, which are issuable upon conversion of the Convertible Notes.

The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock as set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interest in the shares of Common Stock covered by this prospectus after the date of this prospectus.

The following table sets forth information provided by or on behalf of each Selling Stockholder as of October 13, 2026, regarding the aggregate number of shares of Common Stock covered by this prospectus that may be offered from time to time by each Selling Stockholder pursuant to this prospectus and any accompanying prospectus supplement. The table also sets forth the number and percentage of shares of Common Stock beneficially owned by each Selling Stockholder after giving effect to the sale of all of the shares offered hereby. The beneficial ownership percentages following the offering set forth in the table below are based on 2,458,574 shares of Common Stock issued and outstanding as of October 13, 2026. The percentage of shares of Common Stock beneficially owned by each Selling Stockholder is calculated based on the number of shares of Common Stock beneficially owned by such Selling Stockholder as of October 13, 2026, divided by the total number of shares of Common Stock issued and outstanding as of such date.

We cannot advise you as to whether the Selling Stockholders will sell any or all of such shares of Common Stock covered by this prospectus. Each Selling Stockholder may sell all, some or none of such shares. See “Plan of Distribution.” In particular, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by each Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Unless otherwise indicated, the business address of each person listed in the table below is c/o Picard Medical, Inc., 1992 E Silverlake, Tucson, AZ 85713.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being	Number of Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Fengjun Xue (1)	100,000	3.91%	200,000	0	0%
Xiangdie Liu (2)	75,000	2.96%	150,000	0	0%
Xiangyang Xu (3)	75,000	2.96%	150,000	0	0%

(1)

“Number of Shares of Common Stock Beneficially Owned Prior to the Offering” consists of shares of Common Stock Fengjun Xue (“Mr. Xue”) beneficially owns as of October 13, 2026 (the “Conversion Shares”), issuable upon conversion of the Convertible Note, calculated using a “Floor Price’ of $4.00 per share. “Number of Shares of Common Stock Being Offered” consist of 200,000 shares of Common Stock, which consist of (i) 100,000 Conversion Shares, and (ii) 100,000 shares of Common Stock issuable upon exercise of the Warrant, which is issuable upon full conversion of the Note. The address of Mr. Xue is Room 3302, Unit 2, Building 13, Xinshuiwan Huating, Yanjiao Development Zone, Sanhe City, Hebei Province, China. Other than the ownership of the Convertible Notes and other securities issued by the Company, including the shares of Common Stock being offered hereby, Mr. Xue has not had a material relationship with the Company or its affiliates within the past three years.

(2)

“Number of Shares of Common Stock Beneficially Owned Prior to the Offering” consists of shares of Common Stock Xiangdie Liu (“Mr. Liu”) beneficially owns as of the date of October 13, 2026 (the “Conversion Shares”), issuable upon conversion of the Convertible Note, calculated using a “Floor Price’ of $4.00 per share. “Number of Shares of Common Stock Being Offered” consist of 150,000 shares of Common Stock, which consist of (i) 75,000 Conversion Shares, and (ii) 75,000 shares of Common Stock issuable upon exercise of the Warrant, which is issuable upon full conversion of the Note. The address of Mr. Liu is No. 028, East Group, Chenchang Village, Dawang Town, Ruicheng County, Shanxi Province, China. Other than the ownership of the Convertible Notes and other securities issued by the Company, including the shares of Common Stock being offered hereby, Mr. Liu has not had a material relationship with the Company or its affiliates within the past three years.

(3)

“Number of Shares of Common Stock Beneficially Owned Prior to the Offering” consists of shares of Common Stock Xiangyang Xu (Mr. Xu”) beneficially owns as of the date of October 13, 2026 (the “Conversion Shares”), issuable upon conversion of the Convertible Note, calculated using a “Floor Price’ of $4.00 per share. “Number of Shares of Common Stock Being Offered” consist of 150,000 shares of Common Stock, which consist of (i) 75,000 Conversion Shares, and (ii) 75,000 shares of Common Stock issuable upon exercise of the Warrant, which is issuable upon full conversion of the Note. The address of Mr. Xu is Room 301, Gate 4, Building 1, Quancheng New Village, Shachang West Road, Xigong District, Luoyang City, Henan Province, China. Other than the ownership of the Convertible Notes and other securities issued by the Company, including the shares of Common Stock being offered hereby, Mr. Xu has not had a material relationship with the Company or its affiliates within the past three years.

INFORMATION RELATED TO SECURITIES BEING OFFERED

Pursuant to this prospectus, we are registering for resale by the Selling Stockholders up to 500,000 shares of Common Stock of the Company, which consist of (i) up to 250,000 shares of Common Stock issuable upon conversion of certain Convertible Notes issued by the Company to certain Holders on September 30, 2026 (collectively, the “Convertible Notes”); and (ii) up to 250,000 shares of Common Stock issuable upon exercise of the Warrants, which are issuable upon conversion of the Convertible Notes.

Convertible Notes

On September 30, 2026 (the “Issuance Date”), the Company issued three (3) separate unsecured convertible notes (the “Convertible Notes”) in the aggregate principal amount of $1.0 million to three (3) different accredited investors (each, a “Holder” and collectively, the “Holders”). Each of the Convertible Notes bears interest at a rate of 3.0% per annum, compound based upon a 365-day year accrues from the Issuance Date and shall continue to accrue on the principal amount of the Notes. The Convertible Notes will mature on the first anniversary of the Issuance Date (the “Maturity Date”), and the outstanding balance of the Convertible Note consists of all unpaid principal and accrued and unpaid interest.

At any time, the Holder may elect to convert the Convertible Notes into a number of shares of Common stock equal to (x) the outstanding balance of the Convertible Notes divided by the Holder Conversion Price. The “Holder Conversion Price” shall be the higher of (i) the Floor Price and (ii) the market price of Common Stock on the trading day immediately prior to the date the written conversion notice is delivered. The “Floor Price” is $4.00 per share, which shall be the minimum price per share at which the Convertible Notes may be converted.

The Holder Conversion Price is variable and fluctuates based on the future trading price of the Common Stock. The conversion of the Convertible Notes may result in substantial dilution to the interests of existing stockholders, and a decrease in the market price of the Common Stock will increase the number of shares issuable upon conversion across all three outstanding Convertible Notes.

In addition, for each share of Common Stock issued upon conversion of the Convertible Notes, a pre-funded warrant, exercisable for one share of Common Stock at an exercise price of $0.0001 per share, in customary form as mutually agreed upon by the Company and the applicable Holder, will be issued by the Company to the Holder.

Upon consummation of any equity financing prior to the Maturity Date, at least two (2) days prior to the closing of such equity financing, the Convertible Notes may, at the Company’s option, convert into a number of shares of Common Stock equal to (x) the outstanding balance of the Convertible Notes divided by the higher of (x) the Floor Price and (y) the price per share to be offered in that subsequent equity financing (the “Conversion Price”).

Upon the occurrence of an Event of Default (as defined in the Convertible Notes), the entire outstanding balance under its respective Convertible Note shall become due and payable immediately in full, unless the Holder elects to have the outstanding balance paid in twelve (12) equal monthly cash payments (plus any applicable interests). Events of Default include, but are not limited to, failure to make payments when due, breaches of covenants, or certain events of bankruptcy or insolvency.

Warrants

The Company will also issue certain Warrants, upon conversion of the Convertible Notes by the Holders, to exercise for additional shares of Common Stock at $0.0001 per share (the “Warrant Shares”). The number of Warrant Shares shall be equal to the Conversion Shares. The Warrants will be exercisable any time 60 days after the issuance date and expires on the second (2nd) year anniversary of the Warrant.

Limitations on Conversion

Beneficial Ownership Limitation. A Holder does not have the right to convert any portion of a Convertible Note, or exercise any portion of a Warrant, to the extent that, after giving effect to such conversion or exercise, as applicable, the Holder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise, as applicable. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Section 713 of the NYSE American Company Guide (19.99% of the outstanding shares of Common Stock on the Issuance Date), no shares of Common Stock will be issuable upon conversion or exercise, as applicable, to any Holder, if, the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon (i) conversion of the Notes and (ii) exercise of the Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Trading Market.

Common Stock

General

Our Second Amended and Restated Certificate of Incorporation (the “Charter”) authorizes the issuance of 300,000,000 shares of Common Stock, par value $0.0001 per share and 30,000,000 shares of preferred stock, par value $0.0001 per share. The Common Stock issued in connection with this prospectus will be duly authorized, validly issued, fully paid and non-assessable. The preferred stock may be issued at the discretion of our board of directors (the “Board”) pursuant to the terms and rights determined by the Board at a later date. The preferred stock, when issued, will be validly issued, fully paid and non-assessable.

Our Charter provides the following terms in connection with the Common Stock:

General: The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers, and preferences of any series of Preferred Stock.

Voting: Each holder of Common Stock will be entitled to vote on each matter submitted to a vote of stockholders and will be entitled to one (1) vote for each share of Common Stock (subject to limitations therein the Charter).

Authorized Shares: The number of authorized shares of Common Stock may be increased or decreased (subject to limitations therein the Charter) by the affirmative vote of the holders of a majority of our then outstanding capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”).

Dividends: Subject to the terms therein the Charter, the holders of Common Stock will be entitled to the payment of dividends on Common Stock when, as and if declared by the Board in accordance with applicable law.

Liquidation: Subject to the terms and limitations of the Charter, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders will be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

As of the date of October 13, 2026, there are 2,458,574 shares of Common Stock issued and outstanding.

Anti-Takeover Effects of Provisions of the Charter, Bylaws and Applicable Law

Certain provisions of the Charter, the Bylaws, and laws of the State of Delaware could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter, or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of Common Stock.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Market Information

Our shares of Common Stock are currently trading on the NYSE American under the symbol “PMI.”

Stockholder Information

There were 13 stockholders of record of PMI Common Stock as of the date of October 13, 2026.

Transfer Agent

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561.

PLAN OF DISTRIBUTION

We are registering up to 500,000 shares of Common Stock which consists of shares of Common Stock. The shares being registered for resale pursuant to this prospectus consist solely of shares of Common Stock issuable (i) upon conversion of the Notes currently held by the Selling Stockholders; and (ii) upon exercise of the Warrants issuable upon conversion of the Notes.

We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of shares of our Common Stock.

The shares of Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the NYSE American;

●

through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	in distributions or transfers to their members, partners or shareholders;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may also engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transactions).

A Selling Stockholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, that the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Picard Medical, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31,2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of Malone Bailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, to register the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference to this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.picardmedical.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC that is incorporated by reference herein will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated or indicate in the future as being “furnished,” including any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement, shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or in any subsequently filed incorporated document modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2025, filed on March 30, 2026 and May 15, 2026;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 and June 30, 2026, filed on May 15, 2026, and August 19, 2026, respectively;

●

our Current Reports on Form 8-K and Form 8-K/A, filed on January 13, 2026, January 13, 2026, February 26, 2026, March 2, 2026, March 13, 2026, March 13, 2026, March 16, 2026, March 17, 2026, March 19, 2026, March 20, 2026, March 25, 2026, March 27, 2026, April 13, 2026, April 22, 2026, May 5, 2026, May 11, 2026, May 21, 2026, May 29, 2026, June 2, 2026, June 24, 2026, June 29, 2026, July 2, 2026, July 2, 2026, July 7, 2026, July 13, 2026, July 21, 2026, July 22, 2026, July 27, 2026, August 20, 2026, October 6, 2026, October 13, 2026, October 23, 2026, and November 3, 2026;

●	Our Definitive Proxy Statements on Schedule 14A for the annual meeting of stockholders of the Company, filed on June 29, 2026, and the amendments thereto filed on July 8, 2026 and July 16, 2026;

●	Description of our Common Stock in our registration statement on Form 8-A, filed on August 11, 2025.

Any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, as well as subsequent to the effectiveness of the registration statement and prior to the termination of the offering of our securities to which this prospectus relates, will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Picard Medical, Inc.

1992 E Silverlake

Tucson, AZ 85713

(520) 545-1234

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.